Earnings, As Adjusted	Exhibit 99.3

	Three Months Ended September 30			Nine Months Ended September 30
	Earnings As Reported	Impairment Charge	Earnings As Adjusted	Earnings As Reported	Impairment Charge	Earnings As Adjusted
Gross profit	$1,027.6	$—	$1,027.6	$3,148.9	$—	$3,148.9
Selling and administrative expenses	1,006.6	(163.1)	843.5	2,788.6	(163.1)	2,625.5

Operating profit	21.0	163.1	184.1	360.3	163.1	523.4
Interest and other expenses	13.4	—	13.4	38.6	—	38.6

Earnings before income taxes	7.6	163.1	170.7	321.7	163.1	484.8
Provision for income taxes	50.8	8.5	59.3	182.0	8.5	190.5

Net (loss) earnings	$(43.2)	$154.6	$111.4	$139.7	$154.6	$294.3

Net (loss) earnings per share - diluted	$(0.55)	$1.97	$1.42	$1.75	$1.93	$3.68

The Earnings, As Adjusted, amounts exclude the impact of the goodwill and intangible asset impairment charge that we recorded in the third quarter of 2008 related to our investment in Right Management. We believe that these adjusted earnings amounts provide useful information to investors because they better reflect the operating performance of the company. Management also uses these adjusted results when analyzing our performance against that of our competitors, and we believe that many of our shareholders and other interested parties will exclude this charge as they analyze our operating results.